EXHIBIT 10.3




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      During the year ended December 31, 2006 the Company's largest vendors were:

                                        Percent of Company's Total Product
      Name                           Purchases for Year Provided By Vendor

       Happy Vodka Corporation                       29%
       Bendistillery, Inc.                            6%
       Total Beverage Solutions, Inc.               5.7%
       Three-D Spirits, Inc.                        5.2%



       The Company's standard vendor agreement is filed as Exhibit 10.3. The standard vendor agreement is used with all of the Company's vendors, including the four vendors listed above.




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                                  LIQUOR GROUP
                                    AGREEMENT

THIS EXCLUSIVE AGREEMENT made as of the earliest date of signature below, by and between: , hereinafter referred to as "Supplier" and Liquor Group, a Florida Corporation, hereinafter referred to as "Distributor".

DUE TO THE SENSITIVE AND SECRETIVE NATURE OF THE BUSINESS AND TRANSACTIONAL INFORMATION CONTAINED HERIN, SUPPLIER AND DISTRIBUTOR HEREBY AGREE TO MAINTAIN THE CONFIDENTIALITY OF THIS CONTRACT AS WELL AS THE SPECIFIC TERMS AND CONDITIONS AS SPELLED OUT HEREIN. BOTH PARTIES AGREE TO PROVIDE THIS DOCUMENTATION ONLY TO PARTIES DIRECTLY RELATED TO THE PERFORMANCE OR ENFORCEMENT OF THIS AGREEMENT. ANY BREACH OF THIS CONFIDENTIALITY BEYOND INDIVIDUALS OR ENTITIES NAMED HERIN SHALL CONSTITUTE A BREACH OF THIS AGREEMENT AND CAN BE CAUSE WITH PREJUDICE FOR TERMINATION OF THIS AGREEMENT.

      WHEREAS the Supplier is engaged as the exclusive brand representative, sole source of production, owner, exclusive importer and/or exclusive brand marketing entity for the products identified in Exhibit A attached hereto and hereinafter referred to as the `Product'.

      WHEREAS Supplier desires to grant to the Distributor an exclusive license to sell and to promote the sale of the Product subject the conditions, terms and other limitations provided in this agreement in the sales territory identified in Exhibit B attached hereto, hereinafter referred to as the `Sales Territory';

      WHEREAS the Distributor wishes to obtain from Supplier the license and the right to sell and promote the sale of the Product in accordance with the terms, conditions and limitations provided in this agreement;

      WHEREAS the Distributor possesses and declares that it has the ability and proper licenses to import and distribute and promote the sale of the Product to its client base and prospective customers in the Sales Territory, all of who are properly licensed vendor style clients, hereinafter referred to as Customers.

      WHEREAS the term Export Sale shall hereinafter be referred to as sales of the product from Supplier to the Distributor.

      WHEREAS the word `Wholesale' shall hereinafter be referred to as sales of the product from Distributor to licensed Customers within the territory of this agreement.

      WHEREAS the phrase `Sole Source of Import' is a term by which the spirits, beer and wine industry commonly defines as the entity that is responsible for all Federal Taxes due for all sales of the Product within the Country in which the Sales Territory is established.

         IT IS THEREFORE MUTUALLY AGREED BETWEEN THE PARTIES AS FOLLOWS:


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ARTICLE 1.0       GRANT OF LICENSE

      1.1 License. The Supplier hereby grants to the Distributor and the Distributor hereby accepts the appointment, permission and nontransferable right and license to market and sell at wholesale the Product in the Sales Territory described in Exhibit B. In addition, the Supplier grants to the Distributor the nontransferable right and license to use the Product trade name, trademark, labels, copyrights, and other advertising media for the sole purpose of selling and the marketing the Product within the Sales Territory. All published advertising and marketing shall be approved by Supplier in writing by Supplier prior to issue, however printed materials such as flyers and restaurant menus need not be pre-approved. The Supplier indemnifies and holds harmless the Distributor for any claims arising out of the approved use of the brand trademarks, labels, copyrights and other advertising media.

      1.2 Relation of the Parties. This agreement does not constitute a partnership, joint venture or employment agreement between the Supplier and the Distributor. Neither party shall represent itself or its organization as having any relationship to the other party other than that described in this agreement and neither party shall have or hold itself out as having the power to make contracts in the name of or binding the other party hereto.

      1.3 Expenses. Each party shall pay and be solely liable for all expenses incurred by it in connection with this agreement other that those specifically addressed herein.

      1.4 Brand Registrations. The Supplier shall directly register the Brands subject to this agreement with the appropriate governmental agencies and all expenses related to Brand registration shall be for the account of the Supplier. Should the Supplier desire that the Distributor register the Brands, Supplier to provide all suitable documentation required for said registration and Supplier agrees to pay in advance for said registrations inclusive of an administrative fee to Distributor as such registrations are to be completed by Distributor on the Suppliers' behalf. Supplier is responsible at all times to remain compliant with the State regulators in the Territory, including but not limited to maintaining the current status of their Products registrations.

      1.5 Taxes. Neither party shall be responsible for the collection, withholding or payment of any taxes that are the responsibility of the other party as identified herein. Except in cases where the Supplier has selected the Distributor as the Sole Source Importer for a given Country, the Supplier is responsible for any and all Federal Excise Tax in the Territory. Distributor is responsible for any and all additional State excise taxes assessed for products sold within the Territory.

      1.6 Non-Exclusive. The Distributor acknowledges and understands that the Exclusive license granted to import the Product and market and sell the Product at either wholesale is an exclusive right only in the designated territory under this agreement as assigned and described in Exhibit B.

      1.7 Sales Territory. Each Sales Territory shall have a separate and distinct Importation/Distribution Agreement unless otherwise agreed upon in writing in exhibits herein.

      1.8 Subcontractors. Should the Distributor contract distribution or any


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other activity or service with any other party, the contract between those parties shall track the overriding Distributor agreement and any subcontractors shall be bound by the terms and conditions therein.

ARTICLE 2.0 COVENANTS OF THE SUPPLIER

      The Supplier covenants as follows:

      2.1 Trademark Protection. During the life of this agreement, the Supplier shall maintain in full force and effect Federal and International registrations of its trade name, product name and trademarks; and shall at its own expense and discretion exercise its common law and statutory rights against any infringements of its trade name, trademark, labels, and copyrights. Supplier shall hold harmless Distributor for all use of registrations held by Supplier for the duration of this agreement.

      2.2 Marketing. The Supplier shall support the Distributor through marketing and advertising efforts. Such efforts shall be defined solely by the Supplier and may change at any time without notice.

      2.3 Strategy. The Supplier and the Distributor will strive to optimize the exchange of information with regard to market developments and the strategic approach of the market.

      2.4 Insurance. The Supplier agrees, at its expense, to obtain and maintain in full force and in effect at all times general liability and product liability insurance in an amount no less than ($1,000,000) for any one incident or occurrence. These liability limits may be reviewed annually and increased at the reasonable request of Distributor. Supplier agrees to name Distributor as additional insured and further agrees to hold harmless and indemnify Distributor for any liability created by the product.

      2.5 Loss and Damage. Risk of loss or damage for each order of the Product shall pass to the Distributor upon delivery and acceptance of each order to the Distributor. Delivery of each order shall be deemed to take place upon delivery and acceptance of the order to the Distributor's Bailment Warehouse or other facility as determined by Importer/Distributor via bill of lading.

      2.6 Product Handling/Responsibilities. The Supplier shall arrange the freight, transport and insurance of each order from the Suppliers export port to the Distributor clients' warehouse(s) at its own cost and expense. The following conditions must be met by Supplier during transit:

a) Temperature sensitive Product must be transported within the following temperature range: 5 to 25 degrees centigrade (41 to 77 degrees Fahrenheit). Exposure to temperatures outside this range could reduce quality and/or destroy product entirely.
b) The Product must be rotated from within Suppliers stock on a first in first out basis which should be dictated by the lot coding.


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c) When Product has been identified as out of condition it must be isolated and destroyed in accordance with local legislation. The party responsible for the Product condition must fund the cost of destruction.

      2.7 Supply on Hand. The Supplier shall use its best efforts to maintain an inventory of the Product in Bailment with Distributor at all times adequate stock of inventory to satisfy a period of thirty (30) calendar days of demand for the Product. Any transfer of product by Supplier from the Bailment Warehouse of Distributor for any reason shall always be in accordance with this clause.

ARTICLE 3.0 COVENANTS OF THE DISTRIBUTOR

      The Distributor covenants as follows:

     3.1 Distributor Responsibility. Distributor's primary responsibility under this agreement will be to devote reasonable efforts to Wholesale the Products to Customers in accordance with this agreement. Distributor will make presentations of the products and meet regularly with Customers to track product sales and services.

      3.2 Importation/Distribution network. The Distributor shall use its best efforts to import, distribute and market and sell at wholesale the Product within the Sales Territory. To help facilitate such efforts the Distributor shall maintain or develop and implement an importation/distribution organization to service the Distributors Sales Territory.

      3.4 Product Shall Remain in Sales Territory. Each Sales Territory shall have separate and distinct Import/Distribution Agreements. All Product must remain in the original territory where imported. Product cannot be brokered, traded or re-distributed in any way, even if the territory holder has more than one territory and desires to broker, trade or distribute within another territory controlled by that same Distributor without the express written agreement of the parties.

      3.5 Representations. The Distributor shall not make any oral or written representations of any kind concerning the Product; including but not limited to statements of age, quality, warranties or guarantees, other than those provided by the Supplier to the Distributor in writing.

      3.6 Customer Lists. The Distributor will furnish the Supplier, should it so request in writing, not more than annually, the name, address and contact information of each person or entity that purchases the Product from the Distributor as well as a description of Product and volume purchased directly through Distributor if and when readily available to Distributor.

      3.7 Trademarks. The Distributor acknowledges that the Distributor's license to use the Products trade name, trademark, labels, copyrights and other advertising media is solely for the purpose of selling and marketing the Product within the Sales Territory. Distributor agrees not to use Supplier trademarks in any malicious manner. In addition, the Distributor hereby represents that upon the termination of this agreement the Distributor's right and license to use the Products' trade name, trademark, labels, copyrights and other advertising media


                                       4
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shall cease immediately and they shall be no longer utilized by the Distributor.

      3.8 Care. The Distributor will ensure that good care is taken of the Product distributed by the Distributor including safe and effective Wholesale delivery and point of sale display as provided by the Supplier. Distributor shall not be liable for breakage or loss through any means for Product in transit to Distributor from Supplier, however, Distributor shall be liable for breakage or loss through any means for Product in transit from Distributor to Customers.

      3.9 Promotional Materials / Promotions. The Distributor will receive from the Supplier the documentation, general sales and promotional material deemed necessary by the Supplier for the sale of the Product in sufficient quantities. With the exception of simple media created for use in Distributors individual customer locations, the designs, marketing materials and printed matter produced by Distributor and not supplied by the Supplier shall first be submitted to the Supplier for approval before being created and distributed by Distributor if said materials are to be billed back to Supplier.

Supplier understands and agrees that the failure of the Supplier to provide sufficient marketing and advertising for the Product will have a material detrimental effect on sales by Distributor and may cause sales to be less than expected results during the term of this agreement. Supplier agrees to meet or exceed the promotional support for the Product to the Distributor as specified in the Promotional Strategy Document attached hereto as Exhibit C. Suppliers notified by Distributor via email, US mail or other form of data transmission for lack of sales support as described in this section have thirty (30) calendar days to rectify the lack of support, thereafter Distributor may at it's discretion terminate this agreement or facilitate the creation of and dissemination of sufficient marketing materials to effectuate sales at Suppliers expense. Suppliers that have been noticed under this section may not utilize lack of sales per quota as reason for the termination this agreement.

      3.10 Promotional Funding: To succeed in the market, Supplier understands and agrees that it must aggressively support its' products though marketing, promotion, programs and incentives. Prior to signing this agreement a promotional budget shall be determined in accordance with Exhibit C attached and the initial funding payment of Suppliers Promotional Account will be due and payable to Distributor upon signing of this agreement.

      3.11 Strategy. The Distributor and the Supplier will strive to optimize the exchange of information with regard to market developments and the strategic approach of the market.

      3.12 Sales Reports. The Distributor shall provide Supplier with a monthly report within ten (10) days of each month end period showing aggregate cash sales, accrued sales and remaining inventory of their products. Such report shall be generated and transmitted by email only upon request by Supplier.

     3.13 Sales Goals. Sales goals shall be determined by Distributor and Supplier and sales performance criteria of Distributor shall be dictated as shown on Exhibit D. Both parties will shall work together to achieve these sales goals.


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ARTICLE 4.0       TERM

      4.1 Initial Term. This agreement shall have an initial term of two (2) years, renewable in two (2) year increments, to be mutually agreed but ultimately at the sole discretion of the Supplier. The Term shall begin on the date this agreement has been duly executed by the Supplier and the Distributor and shall end on the agreement anniversary date, two years hence, subject to the following:

      4.2 Termination. Either party on ninety (90) calendar days' written notice to the other may terminate this agreement for cause, but without prejudice to any rights of either party. Both parties agree that such rights include monetary damages for ongoing sales due to the market development efforts of Distributor or in the contrary monetary damages due to losses of Supplier for wrongful termination. Moneys due to either party become immediately due upon final agreement of termination under this agreement. At all times during this 90 day notice time period Supplier must comply with Clause 2.7 above. Any and all orders placed or committed to by Distributor must be fulfilled regardless of contractual cancellation in order for Distributor to maintain normal business activities until termination is finalized and all damages have been calculated, accepted by both parties and received by the prevailing party. Distributor agrees to suffer triple damages should they fail to provide Suppliers product to the market during the termination period or during any arbitration period scheduled to enforce this agreement. Supplier agrees to suffer triple damages should they fail to provide sufficient product during the termination period or during any arbitration period scheduled to enforce this agreement.

     4.3 Suspension. The Supplier may immediately suspend this agreement under the following conditions:

     a. If the Distributor is in default of any payment due to the Supplier, its vendors, brokers or assigns for a period of sixty (60) calendar days,

     b. If the Distributor defaults in performing any of the other terms of this agreement and continues in default for a period of sixty (60) calendar days after written notice thereof.

     c. If the Distributor is adjudicated bankrupt or insolvent, or enters into a composition with its creditors.

     d. If a receiver is appointed for Distributor, or if a majority of its voting stock is transferred.

The Distributor may immediately suspend this agreement under the following conditions:

     e. If the Supplier is in default of any payment due to the Distributor, its vendors, brokers or assigns for a period of Fifteen (15) calendar days,

     f. If the Supplier defaults in performing any of the other terms of this agreement and continues in default for a period of sixty (60) calendar days after written notice thereof.

     g. If the Supplier is adjudicated bankrupt or insolvent, or enters into a composition with its creditors.

     h. If a receiver is appointed for Supplier, or if a majority of its voting stock is transferred.

If any of the aforementioned conditions exist, the Supplier or Distributor may terminate this agreement without prejudice upon giving written notice to the Distributor at least ninety (90) calendar days before the time when such


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termination is to take effect, and thereupon this agreement shall become void, but without prejudice to the rights of either party to moneys due or to become due under this agreement.

      4.4 Discontinued Use of Trademarks/Trade name. Upon the termination of this agreement for any reason, the Distributor shall discontinue the use of the Supplier's trade name, trademark, labels, copyrights, and other advertising media and shall remove all signs and displays relating thereto; and, in the event of failure so to do, the Supplier may itself remove such articles at the Distributors expense.

      4.5 Final Inventory. Upon termination of this agreement Distributor shall make a final inventory accounting and provide same to Supplier. Distributor to retain, and Supplier shall provide, sufficient inventory to support customers and normal business activities up to the termination date.

      4.5 Reclamation of Inventory. Upon the termination of this agreement for any reason, the Supplier shall have the obligation, unless otherwise required by the Distributor, to reclaim product in the bailment warehouse of Distributor, or to repurchase its Product then in the possession of the Distributor through prior purchase and available for sale, at prices originally billed to the Distributor, with deductions for moneys due or to become due to the Supplier under this agreement. As to any of the Supplier's Product not repurchased by the Supplier, the Distributor shall have the right to dispose of such in the regular course of its business, and for this purpose the restrictions of Section 4.3 shall be deferred until the earlier of completion of such sale or six months after the termination of this agreement.

      4.6 Illegal Activity. At any time during this agreement should either party violate any State or Federal or international liquor law, whether convicted or plea-bargained, either intentional or unintentional, continuation of this agreement shall be at the sole discretion of the other party. All standard termination clauses shall be overridden in such an instance.

ARTICLE 5.0 ASSIGNMENT

      This agreement shall not be assigned by the Distributor; however, the Distributor shall have the right to grant sub-licenses and to utilize agents, sub-Distributors, and employees to fulfill its duties and obligations under this agreement; however, all of such persons shall be subject to the terms of this agreement and the Distributor shall be liable for the performance or non-performance of all such persons.

ARTICLE 6.0       WAREHOUSING, PRICE, ORDER & DELIVERY OF GOODS

      6.1 Bailment Warehouse Structure. Distributor shall function in all ways under this agreement as a Bailment Warehouse Distribution Organization, as is commonly described by the National Alcohol Beverage Control Association (NABCA). Once monthly, calculations of all Products delivered and payments received for such product shall be tabulated and paid to the Supplier via transfer method of Companies choice. All remaining inventory of the Product is inventoried, counted and reported to Supplier on a monthly basis. The phases of the operation shall be as follows:


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     a)   The  Supplier  shall  receive  a  Bailment   Order  from   Distributor
          requesting  that Supplier place  Products into available  inventory in
          the  Distributor's   designated   bailment   warehouse  in  quantities
          according to the terms and conditions contained herein. Products remain in the ownership and control of the Supplier while it remains in the bailment warehouse, however Supplier must at all times maintain sufficient inventory in the Bailment Warehouse to sufficiently supply for no less than ninety (90) days the Distributors Customers.

     b) When the Distributor requires the removal of inventory from the bailment warehouse to an affiliates distribution warehouse it will provide the Supplier with a notice to draw-down and deliver the inventoried bailment Product to the affiliate which occurs under normal commercial terms as set forth herein; thereby creating a payable to the Supplier for the amount of Product drawn-down.

     c) The normal commercial terms between the Supplier and the Distributor mirror the normal commercial terms between the Distributor and the Customer, with the exception of payment term. All terms and conditions to be advised to the Supplier by the Distributor.

     d) Upon receipt of payment from the Customer, payment to the Supplier is remitted pursuant to the payment instructions of the Supplier.

     e) Defaulted payments from Distributor's customers carry an over-riding commercial term the Supplier and the Distributor/Importer of net ninety (90) days, irrespective of the underlying agreement between the Distributor and the Customer or the payment performance of the Customer.

     f)   The Distributor bears the full credit risk of the Customer.

     g) Bailment warehouse expenses are for the account of the Distributor with the exception of warehousing described in Sub-Section 6.1(h) below.

     h) Should the Supplier choose to use the bailment warehouse structure for supporting sales in territories not controlled by the Distributor then those bailment warehouse storage and transfer out expenses incurred for product not drawn-down for sale by Distributor are for the account of the Supplier.

     i) Shipping expenses to the bailment warehouse are for the account of the Supplier.

      6.2   Terms of Sales Prices:

      a) Supplier agrees to sell to Distributor and Distributor agrees to buy from Supplier the Products in such quantities as may be necessary to meet specific sales achieved. Distributor will place all bailment warehouse requests and/or orders for the Products with Supplier. Supplier will prepare shipments for all bailment warehouse requests and/orders to the bailment warehouse within a commercially reasonable time in a commercially reasonable manner. In the event there is an insufficient quantity of the Products to fill Distributors bailment warehouse request and/or orders and the concurrently received orders of Supplier's other regional Distributors, Supplier may allocate its available Products on a prorated basis provided written notification is given to Distributor. In this instance Distributor shall not be liable for Bailment Storage accrued on the Product prior to the allocation.


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

      b) Supplier's current invoice prices for the Products are listed on Exhibit A. Any change in price will be subject to a 90-day notice prior to change. In the event Distributor reasonably believes that Supplier's proposed change will adversely affect Distributor's ability to market the Products within the Territory, Distributor will promptly notify Supplier of this belief. Distributor and Supplier will then meet and negotiate in good faith to agree on a price which Distributor reasonably believes will not adversely affect Distributor's ability to market the Products within the Territory. Should the new price for the Product not meet with the approval of Distributor, Supplier agrees that Distributor may override all other cancellation clauses and cancel this agreement without prejudice with 30 days written notice.

      c) All quantities of the Products shipped by Supplier to Distributor must be of merchantable quality, comparable to the quality of the Products previously reviewed by Distributor and must be in first class condition. Distributor reserves the right to reject any Product not of such quality or in such condition.

      6.3 Orders. The Distributor shall have the right to place requests for bailment inventory and/or Bailment Orders with the Supplier for such quantities of the Product as is necessary to fulfill the Distributors actual or projected obligations under Article 3.0 hereof and such other quantities of the Product as the Distributor shall deem necessary. All requests for inventory and/or orders shall be placed electronically unless otherwise arranged.

      6.4 Delivery of Goods. The Supplier will use its best efforts to supply Product to bailment warehouse as soon as possible, but in any event not later than thirty (30) days of the date of receiving a request for inventory or an order; however, the Supplier's failure or inability for whatever reason to supply and deliver ordered Product to the Distributor within thirty (30) days from the date ordered does not give the Distributor any right or interest in any claim against the Supplier for damages of any kind whatsoever. Distributor may at anytime cancel a Bailment Order without penalty so long as the shipment of such goods has not already commenced.

      6.5 Time of Delivery. Legal delivery from the Supplier shall officially occur when the Distributor's purchase order is presented to the Supplier and the Distributor accepts and takes delivery of the Product from the bailment warehouse inventory.

     6.6 Minimum Order. There is no minimum order restriction, unless otherwise mutually agreed by the parties.

     6.7 Retail Pricing. The Distributor shall obtain product Retail pricing approval from the Supplier prior to implementation based on full disclosure as contained in Distributor's pricing guideline spreadsheet.

      6.8 FET paid. As shown in section 1.5 and unless otherwise agreed in writing and amended to this agreement by the parties, all products shall be shipped to the Distributor on a Federal Excise Tax (FET) paid basis.

ARTICLE 7.0 BRAND DEVELOPMENT, MARKETING & PROMOTION

     7.1 Product Support. The Supplier will support the Product utilizing brand building/product marketing efforts of the Distributor as described herein.


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     7.2  Promotional  Support.  The Supplier will assist the Distributor in the preparation of a promotional and marketing plan, if so desired. The Supplier is to provide advertising and marketing support above and beyond that which is stipulated herein at their discretion, which may come in the form of television commercials, radio spots, ad slicks, mirror web sites, promotional giveaway items or other traditional marketing materials to the Distributor, so long as they are provided free of charge.

      7.3 Product Demonstrations. The Distributor believes that Product Demonstrations and events are effective methods of promotion. A tasting and promotional schedule and budget shall be prepared and mutually agreed by the parties and is attached hereto as Exhibit C. Supplier will fund the budgeted Product Demonstrations monthly in advance. It is understood that no demonstrations will occur without prior funding by Supplier. Product Demonstrations and events will be coordinated by the Distributor and billed to Supplier accordingly following the posted Liquor Group Product Demonstration Standard Operating Procedure. All expenses and costs for the provision of sample products for Product Demonstrations and events shall be mutually agreed prior to the demonstration and/or events and shall for the account of the Supplier.

     7.4 Advertising Agency. The Advertising Agency of Record (AOR) for the Supplier may make media purchases and run Government approved advertisements for the Product and may also assist the Distributor in media purchasing and public relations strategy. This service shall be free of charge to the Distributor, so long as the Distributor makes all product related media placement through the Suppliers AOR. Should Supplier not have an AOR, Supplier can utilize the services of Distributors preferred AOR through Suppliers pre-paid program account with Distributor.

     7.5 Advertising Approval. The Supplier shall have the unquestioned right of approval for all television, radio, promotional activities and Product that the Distributor chooses to produce on their own, regardless of costs incurred or committed.

      7.6 DISCUS. Distributor adheres strictly to the DISCUS Code of Responsible Practices for Beverage Alcohol Advertising and Marketing and will not condone, participate in nor permit any activity not in accordance with the guidelines contained therein. In some instances the guidelines adhered to by Distributor exceed the DISCUS guidelines and Distributor reserves the right to decline to participate in, or prohibit any promotional activity within in its Territory that it deems in its sole discretion to be outside of its own guidelines. More information on DISCUS guidelines can be found at: www.Discus.org

      7.6 Confidentiality Agreement. The Distributor agrees to maintain confidentiality with regards to the internal marketing and promotional strategy of the Supplier. Any materials marked confidential and disclosed as such to Distributor shall be handled with the sensitivity and care of general business and professional standards.

ARTICLE 8.0       WARRANTIES, INDEMNITY AND AUTHORITY

      8.1 COLA. The Supplier guarantees the Product and labels are registered with a Certificate of Label Approval (COLA) in accordance with the rules and


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

regulations of United States Treasury Office, Tax and Trade Bureau. If products are to be marketed and sold by Distributor into the Canadian Market, then products must meet with the Canadian Tax Authority Standards.

      8.2 Sole Source of Import. If the Distributor is also selected as the Importer of Record and/or Sole Source of Supply for the Product into the United States or Canada, the Supplier shall provide the United States Treasury Office, Tax and Trade Bureau and any other governmental agency at the Federal, State, County and City level within the Distributor Territory with a letter of authority specifically authorizing the Distributor to act as Importer and authorize the use of Certificate of Label Approvals (COLAS) in any way deemed appropriate by the Distributor. Supplier further agrees to amend at its own expense the Product Labels to reflect the Distributors sole importer status.

      8.3 Defect/Damage Insurance. The Supplier, as an Exporter/Importer of said Product, must be insured against losses resulting from defective or damaged Product delivered to the Distributor. Defective or damaged Product must be brought to the attention of the Supplier within 48 hours of receipt of the product by the Distributor, and must be inspected by a duly authorized representative of the Supplier prior to credit issue or claim reimbursement. Replacement Product will be issued for damaged or defective Product in a timely manner, subject to insurance claim and approval of such. Distributor to use its best efforts to support Supplier's pursuit of insurance claims to recoup costs for damaged goods.

ARTICLE 9.0 MISCELLANEOUS

      9.1 Attorney Fees. In the event any party fails to perform any of its obligations under this Agreement or in the event a dispute arises concerning the meaning or interpretation of any provision of this Agreement, the defaulting party or parties or the party or parties not prevailing in such dispute as determined in the Arbitration section below, as the case may be, shall pay any and all costs and expenses incurred by the other party or parties in enforcing or establishing its or their rights under this Agreement, including, without limitation, reasonable attorney fees, whether suit be brought or not, and whether incurred in arbitration, mediation, trial or appellate proceedings.

      9.2 Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration administered in Jacksonville, Florida by election of either party of a member of the American Arbitration Association in accordance with its Commercial Arbitration Rules, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Both parties agree to be bound by the findings of such arbitration and waive their rights to all other forms of litigation.

      9.3 Remedies. All rights and remedies granted in this agreement shall be cumulative and not exclusive of all other rights and remedies which the parties may have at law or in equity, and the parties may exercise all or any of such rights and remedies at any one or more times without being deemed to have waived any or all other rights and remedies which they may have in the matter.

      9.4 Notices. All notices, demands, and other communications required or contemplated by this Agreement shall be in writing and shall be deemed given by the sender and received by the recipient: (i) upon receipt if delivered personally; (ii) by confirmed facsimile utilizing the number provided in this agreement; (iii) upon confirmation of overnight delivery; or (iv) five days after mailed by first class registered or certified mail, return receipt requested. Addresses and contacts for such notices are provided on the signature page below.

      9.5 Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions of this Agreement, and the Agreement shall be construed in all respects as if such invalid or unenforceable provision(s) were omitted. If one or more phrases, sentences or provisions of this Agreement is susceptible of two or more legal interpretations, at least one of which would make the same legally enforceable, then the legal interpretation which would render it legally enforceable shall be used in construing this Agreement.

      9.6 Counterparts; Exhibits. This Agreement may be executed in one or more counterparts, including via facsimile signature, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. All Exhibits attached hereto are hereby incorporated into this Agreement by reference.

      9.7 Entire Agreement. This agreement constitutes the entire agreement and supersedes all agreements previously made between the parties hereto relating to its subject matter. There are no other agreements or understandings between them and this agreement is the entire agreement among the parties. Amendments and exhibits to this agreement shall only be held valid when signed by both parties hereto.

      9.8 Headings. Headings contained herein are for convenience of reference only and are not intended to define, limit or describe the scope or intent of any provisions of this agreement.

      9.9 Governing Law. The validity, construction and effect of this Agreement shall be construed and governed by the laws of the State of Florida. The parties agree that the proper jurisdiction and venue for the resolution of any disputes shall be in the City of Jacksonville, Duval County, Florida.



THIS SPACE INTETIONALLY LEFT BLANK.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers or representatives.


For Supplier:                             For Distributor:

[Name}                                    Liquor Group

[Street Address]                          830-13 A1A North

[Stree Address 2]                         Suite 155

[City, ST ZIP Code]                       Ponte Vedra Beach, FL 32082

[Office Phone]                            (904) 285-5885 Office

[Office Fax]                              (904) 680-3030 Fax

[Email]                                   Info@LiquorGroup.com



------------------------------,           ------------------------------,
By: [Typed Name of Suppliers Officer]  By: [Typed Name of Suppliers Officer]
As its: [Supplier Officer Title]       As its: [Supplier Officer Title]



Date: ____________________________      Date: _____________________________

                      LIQUOR GROUP HOLDING, LLC. AGREEMENT
                      ------------------------------------
                         EXHIBIT A: PRODUCTS and PRICES:

The Products sizes and pricing covered by this agreement are as follows:



[Product Name]                     [COLA#]               [UPC Code]      [NABCA#]
Unit Size:  Units/Case & Weight:   Pallet Stack/Layer:   FOD/Unit*:      Anticipated Retail**:
[Size]                                                   $[FOD Unit]     $[Retail]






* This is the price supplier charges to Liquor Group per unit. ** Liquor Group adheres to standardized mark-ups as seen in the Liquor Group Standardized Pricing Guide spreadsheet. If the actual retail price (the price that consumers pay for the product at a retail store) will likely exceed the anticipated retail price listed above Liquor Group will notify the brand of this issue. (Repeat this page by using copy and paste into a new document as necessary to reflect all Products)

                       LIQUOR GROUP HOLDING LLC, AGREEMENT
                              EXHIBIT B: TERRITORY:


The territory covered by this agreement is; [Territory Here]

                       LIQUOR GROUP HOLDING LLC, AGREEMENT
                         EXHIBIT C: PROMOTIONAL SUPPORT:

     The Supplier agrees to support the Product through the following means per annum of this agreement:

Support type:                   % of cost paid by Supplier:  Quantity Available:

Point of Sale/Merchandising:                100%                #: [# Here]

T-Shirts / Apparel:                         100%                #: [# Here]

Stickers:                                   100%                #: [# Here]

Giveaway Trinkets:                          100%                #: [# Here]

Advertising/Media:                          100%                #: [# Here]

Product Demonstrations:                     100%                #: [# Here]

Initial Sales Samples:                      100%                #: [# Here]

Ongoing Sales Samples:                      [% Here]%           #: [# Here]

Product for Product Demonstrations:         [% Here]%           #: [# Here]

Sales Rep Training:                         [% Here]%           #: [# Here]

Sales Rep Rewards:                          [% Here]%           #/$: [#/$ Here]

Other:                                      [% Here]%           #/$: [#/$ Here]

Other:                                      [% Here]%           #/$: [#/$ Here]





Supplier hereby agrees to provide Point of Sale (POS) materials with every shipment of Product. Should sufficient POS materials not be provided, materials will be generated by Distributor and charged back to Supplier at cost plus 10%.

                       LIQUOR GROUP HOLDING LLC, AGREEMENT

                               PROMOTIONAL SUPPORT

Upon execution of this contract, Supplier shall deposit into Distributor's Brand Promotional Account the following par amounts:

Category:                                 Example:          Actual:
-------------------------------------------------------------------
Brand Advertising Funding:                $2,000.00        [$ Here]
Sales Program Funding:                    $2,000.00        [$ Here]
Product Demonstration Funding:            $5,000.00        [$ Here]
Custom Printed Materials Funding:         $1,000.00        [$ Here]
Total:                                   $10,000.00        [Total $ Here]

These accounts to be replenished monthly by Supplier against actual documented expenditures by Distributor so as to maintain the above par balances. Distributor to use best efforts to maximize the efficiency of promotional expenditures however there are no guarantees as to the effectiveness of any campaign.

Brand Photography: Supplier agrees to provide high resolution photographs with white background, black background and stylized background photographs of the products contained herein for use by Distributor. Should supplier not have said photographs, Distributor can provide said photography services for a fee of $300 per product size contained herein.

Specifications Sheet: Supplier agrees to provide Distributor with an industry standard specification sheet including product photo, UPC & SCC codes and image files, transportation, an image of all National Alcohol Beverage Control codes per product size contained herein. If spec sheet is not provided Distributor will create said sheet at a cost to supplier of $100 per brand.

Press releases: A press release and media support kit shall be prepared by Distributor's Advertising Agent for each product under contract with final text approval authority from Supplier. Distributor to implement the press release through its normal media channels, with the cost of preparation and dissemination for the press release and media support of $1,000.00 payable to distributor prior to the release date. Supplier is encouraged to disseminate the press release through its own channels and so advise Distributor of channels utilized.

Web development: Supplier must have a website with information and photographs of their product available to the public. Said website must conform to the US Tax and Trade Bureau's alcohol advertising standards, as well as to the standards set by the Distilled Industry Council of the United States. Should Supplier desire that Distributor modify and improve an existing website, Distributor may charge a consulting set-up fee of no less than $1,000.00. All out of pocket web modification charges to be for the account of the Supplier.

Program Incentives: Program incentives from the Vendor are an essential component of a successful marketing and promotional strategy in the market. A program incentive budget shall be prepared and mutually agreed by the parties.

                       LIQUOR GROUP HOLDING LLC, AGREEMENT

                                   EXHIBIT D:

                              PERFORMANCE CRITERIA

Performance Criteria:

During the initial year of this agreement, a baseline of historical sales per product listed on Exhibit A will be established for each product in the Territory shown in Exhibit B. If the products listed on Exhibit A have a documented track record of sales over the past 12 months in the Territory shown in Exhibit B, then such case sales should be documented to Distributor by Supplier below. In such cases Distributor agrees to utilize Suppliers sales figures to create the baseline of historical sales.

Distributor warrants that it will equal or exceed one hundred and ten percent (110%) of the baseline established for the subsequent fiscal year and shall increase such results by no less than 5% per annum thereafter; provided the macroeconomic condition of the market remains stable at or above similar levels as the baseline historical period.

Should Distributor not meet such performance criteria as outlined above, Supplier must notify distributor no less than Ninety (90) days prior to the renewal period of this agreement if they intend not to renew the agreement due to lack of sales performance. If Distributor rectifies such issues within the 90 day period, supplier shall continue to be bound by this agreement in its' entirety. If Supplier fails to notify Distributor of such potential breach before the Ninety (90) day renewal period it will be assumed that Supplier is satisfied with the performance of Distributor and the baseline of sales will be revised to reflect the past 12 month period of performance.

Enter Case Quota per Product below based on Existing Sales in Territory as shown in Exhibit B; If New Product to the Territory, enter New Product - No Quota for baseline establishment:



[Enter Case Quota Per Product Here or state: No Quota]